AGREEMENT AND PLAN
                             OF REORGANIZATION AMONG
                       SURGICAL LASER TECHNOLOGIES, INC.,
                              SLT SUBSIDIARY, INC.,
                     SURGICAL INNOVATIONS & SERVICES, INC.,
                    ROBERT L. CRUTCHFIELD, JAMES LEE STAFFORD
                            AND JOHN E. GRIFFIN, M.D.

                                   May 5, 2000



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                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (the "Agreement") dated as of the 5th day of May, 2000, is entered into by and among Surgical Laser Technologies, Inc. ("SLT"), a Delaware corporation, SLT Subsidiary, Inc. ("Sub"), a Delaware corporation and a wholly owned subsidiary of SLT, and Surgical Innovations & Services, Inc. ("SIS"), an Alabama corporation and Robert L. Crutchfield, James Lee Stafford and John E. Griffin, M.D. (individually, a "Shareholder" and collectively the "Shareholders").

                                    RECITALS

     SLT, the Shareholders and SIS believe it is in the best interests of each company and their respective shareholders and stockholders that SIS merge with and into Sub (the "Merger") and that the outstanding shares of Common Stock of SIS, $1.00 par value (herein "SIS Common Stock") be converted upon such Merger into the right to receive cash and shares of voting Common Stock, $0.01 par value, of SLT.

     In consideration of the premises, the provisions and the respective covenants set forth in this Agreement, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, and intending to be legally bound, the parties hereby agree as follows:

     1. Merger of SIS into Sub.

     1.1 The Merger. On the Effective Date (as defined in Section 1.2), SIS shall be merged with and into Sub in accordance with the applicable provisions of the laws of the States of Alabama and Delaware and the separate existence of SIS shall thereupon cease, and Sub, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware under the name "Surgical Innovations & Services, Inc." Upon the effectiveness of the Merger, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of SIS; and shall be subject to all the restrictions, disabilities and duties of SIS and all property, real, personal and mixed, and all debts due to SIS on whatever account, for stock subscriptions as well as all other things in action or belonging to SIS, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation, and the title to any real estate vested by deed or otherwise in SIS shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of SIS shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     1.2 Effective Date of the Merger. Subject to the terms and conditions of this Agreement, as soon as practicable after all of the conditions set forth in
Section 5 are fulfilled or waived, the parties to this Agreement will cause the Merger to be consummated by the filing with the Secretary of the State of Delaware, in accordance with the Delaware General Corporation Law, and with the Secretary of the State of Alabama, in accordance with the Alabama Business Corporation Act, of either a Certificate of Merger or an agreement of merger


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in such form as required by, and executed in accordance with, the relevant provisions of applicable law (the "Merger Agreement") in substantially the form of Exhibit 1.2 to this Agreement. The Merger shall become effective on the date and time when the Merger Agreement or Certificate of Merger is so filed (the "Effective Date").

     1.3 Certificate of Incorporation. The Certificate of Incorporation of Sub as in effect on the Effective Date, as amended by the Merger Agreement, shall be the Certificate of Incorporation of the Surviving Corporation.

     1.4 Bylaws. The Bylaws of Sub as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

     1.5 Directors and Officers.

          (a) The directors of the Surviving Corporation on and immediately following the Effective Date shall be Michael R. Stewart and Davis Woodward.

          (b) The officers of the Surviving Corporation on and immediately following the Effective Date shall be as follows:

             Robert L. Crutchfield              President
             Michael R. Stewart                 Executive Vice President
             Davis Woodward                     Vice President,
                                                Chief Financial Officer,
                                                Treasurer and Secretary

     1.6 Conversion of Shares. As of the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Conversion of SIS Stock. Each issued and outstanding share of SIS Common Stock (other than any shares of SIS Common Stock to be canceled pursuant to Section 1.6(c) hereof and any Dissenting Shares (as defined in Section 1.7(a) hereof) of SIS Common Stock) shall, by virtue of the Merger, be converted into the right to receive from SLT (i) three hundred dollars ($300) in cash without interest (the "Cash Consideration") and (ii) three hundred fifty (350) shares of validly issued, fully paid and nonassessable SLT Common Stock (the "SLT Shares" and, collectively with the Cash Consideration, the "Merger Consideration"), upon surrender of the certificate formerly representing such share in the manner provided in
     Section 1.8 hereof. All such shares of SIS Common Stock when so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of SIS Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.8 hereof. The number of shares of SLT Common Stock into which SIS Common Stock is convertible as described above is hereinafter referred to as the "Exchange Ratio."

          (b) Adjustments. If between the date of this Agreement and the date of payment of any shares pursuant to this Section 1.6 the outstanding shares of SLT Common


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     Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or exchange of shares or if a stock split, combination, stock dividend, stock rights or extraordinary dividend thereon shall be declared with a record date within said period, the number of shares to be issued or delivered pursuant to this Section 1.6 shall be correspondingly adjusted.

          (c) Each share of SIS Common Stock held in the treasury of SIS and each share of SIS Common Stock (or Common Stock equivalent) owned by any direct or indirect wholly owned subsidiary of SIS immediately before the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

          (d) Each share of Common Stock of Sub issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     1.7 Dissenting Shares of SIS Common Stock.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of SIS Common Stock held by a holder who has demanded and perfected his demand for appraisal of his shares of SIS Common Stock in accordance with Article 13 of the Alabama Business Corporation Act, if such provisions provide for dissenters' rights for such SIS Common Stock in the Merger, and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6 hereof, but the holder thereof shall be entitled to only such rights as are granted by Article 13 of the Alabama Business Corporation Act.

          (b) Notwithstanding the provisions of Section 1.6(a) hereof, if any holder of shares of SIS Common Stock who demands appraisal of his shares of SIS Common Stock under Article 13 of the Alabama Business Corporation Act shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of SIS Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6(a) hereof, as the case may be, without interest thereon, upon surrender of the certificate or certificates representing such shares of SIS Common Stock pursuant to Section 1.8 hereof.

          (c) SIS shall give SLT (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of SIS Common Stock, withdrawals of such demands, and any other instruments served pursuant to
     Article 13 of the Alabama Business Corporation Act received by SIS and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Article 13 of the Alabama Business Corporation Act. SIS shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of SLT, settle or offer to settle any such demands.


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     1.8 Distribution Agent.

          (a) After the Effective Date, an agent designated by SLT shall act as agent (the "Distribution Agent") in effecting the exchange of certificates which, immediately prior to the Effective Date, represented SIS Common Stock for the Merger Consideration.

          (b) Promptly after the Effective Date (but in no event later than one business day thereafter), SLT shall make available to the Distribution Agent the Merger Consideration payable pursuant to Section 1.6 hereof. As soon as practicable after the Effective Date, the Distribution Agent shall mail a transmittal form (the "Letter of Transmittal") to each Shareholder advising such Shareholder of the procedure for surrendering to the Distribution Agent any such share certificates for exchange. If any Merger Consideration to be issued in a name other than that in which a certificate so surrendered is then registered, it shall be a condition of such exchange that the certificate surrendered be accompanied by payment of any applicable transfer taxes and documents required for a valid transfer. From and after the Effective Date, until so surrendered, each certificate shall be deemed for all corporate purposes, except as set forth below, to evidence the right to receive the cash and the number of shares of SLT Common Stock into which the shares of SIS Common Stock represented by such certificate shall have been converted. Unless and until any certificate shall be so surrendered, the Holder of such certificate shall have no right to vote or to receive any dividends paid or other distributions made to holders of record of SLT Common Stock after the Effective Date.

          (c) Upon surrender of a certificate, the Shareholder of record thereof shall receive, together with the Cash Consideration and certificates representing the SLT Common Stock to which he shall be entitled in accordance with Section 1.6, all dividends and other distributions with respect to such shares which shall have been paid or made to holders of record of SLT Common Stock after the Effective Date without interest thereon. SLT shall be authorized to deliver SLT Common Stock attributable to any certificate theretofore issued which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the shares formerly represented thereby and of appropriate indemnification.

     1.9 Taking of Necessary Action, Further Action. The Shareholders, SIS, SLT and Sub, respectively, shall take all such action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of the Agreement and to vest the Surviving Corporation with all right, title and possession to all assets, property, rights, privileges, powers and franchises of SIS, the officers and directors of the Surviving Corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

     1.10 Closing of SIS's Transfer Books. On the Effective Date, the stock transfer books of SIS shall be closed and no transfer of SIS Common Stock shall thereafter be made.

     1.11 Tax-Free Treatment. The Merger is intended to constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the parties shall not report the transaction on any tax return in a manner, or take any action, inconsistent therewith.


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     1.12 Accounting Treatment. The parties intend that the Merger shall be treated by SLT as a purchase for accounting purposes. Insofar as the SLT Shares shall be unregistered and thus subject to Rule 144, as promulgated by the Securities and Exchange Commission (the "SEC"), SIS and SLT agree that the SLT Shares may be valued by the parties for purposes of this Section 1.12 at a discount from the closing price of SLT's Common Stock as of the date that this Agreement has been executed and delivered, such discount to reflect among other things the fact that the SLT Shares are unregistered and that SLT's Common Stock is thinly traded and relatively volatile on the Nasdaq SmallCap market.

     2. Representations and Warranties of SIS and the Shareholders. As an inducement to SLT and the Sub to enter into this Agreement and to consummate the transactions contemplated herein, SIS and each Shareholder, jointly and severally, represent and warrant to SLT and the Sub as follows, except as set forth in the SIS Schedule of Exceptions attached hereto:

     2.1 Organization.

          (a) SIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes such qualification necessary, except for jurisdictions in which the failure to be so qualified would not have a material adverse effect on the financial condition, business, results of operations, prospects or properties or other assets of SIS, taken as a whole (an "SIS Adverse Effect").

          (b) SIS has the corporate power and authority and other authorizations necessary or required in order for it to own or lease and operate its properties and to carry on its business as now conducted.

     2.2 Subsidiaries. SIS has no subsidiaries.

     2.3 Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary action on the part of SIS and each Shareholder. This Agreement, when executed and delivered by SIS and the Shareholders and assuming the due execution hereof by SLT and the Sub, will constitute the valid, legal and binding agreement of SIS and each Shareholder enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws of SIS, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which SIS or any Shareholder is a party or by which any of them are bound or affected; (ii) give any party to or with rights under any such instrument, agreement, mortgage, judgment, order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of SIS or any Shareholder under such instrument, agreement, mortgage, judgment, order, award, decree or other restriction or (iii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court, legislature, government agency, commission or administrative or regulatory authority or instrumentality (each, a "Governmental Entity"), except such conflicts, breaches, defaults, rights or approvals which, individually or in the aggregate, do not have an SIS Adverse Effect. Each Shareholder has full power and authority to do and perform all acts and things required to be done by such Shareholder under this Agreement. True, correct and complete copies of the Articles of Incorporation and Bylaws of SIS have been delivered to SLT.

     2.4 Capital Structure. The authorized capital stock of SIS consists of 5,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding, all of which are owned by the Shareholders, and none of which is held by SIS as treasury shares. Except for this Agreement, there are no agreements, arrangements, options, warrants or other rights or commitments of any character relating to the issuance, transfer, sale, purchase or redemption of any shares of capital stock of SIS, and no such agreements, arrangements, options, warrants or other rights or commitments will be entered into or granted between the date hereof and the Closing Date. All of the shares of SIS Common Stock are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof, and are owned of record and beneficially by the Shareholders, free and clear of any liens, claims, encumbrances and restrictions of any kind.

     2.5 No Distributions on Capital Stock. SIS has never purchased or redeemed any shares of its outstanding capital stock and, since December 31, 1999, has not declared or paid any dividend or made any other distribution in respect of its capital stock.

     2.6 Financial Statements; Accounts.


          (a) SIS has furnished to SLT the balance sheet of SIS as of December 31, 1999 and the related statements of operations, cash flows and changes in financial position for the years ended December 31, 1999, together with appropriate notes to such financial statements (collectively, the "SIS Financial Statements"). The SIS Financial Statements fairly present the financial position of SIS as at the respective dates thereof and the results of its operations and the changes in its financial position for the respective periods covered thereby, and have been prepared on a tax basis.

          (b) There is set forth on the SIS Schedule of Exceptions a correct and complete list of all (i) accounts, borrowing resolutions and deposit boxes maintained by SIS at any bank or other financial institution, (ii) the names of the persons authorized to sign or otherwise act with respect thereto and (iii) powers of attorney for SIS with respect thereto.

          2.7 Material Changes Since December 31, 1999. Since December 31, 1999, the business of SIS has been operated only in the ordinary course and, whether or not in the ordinary course, other than as disclosed in this Agreement there has not been, occurred or arisen (i) any SIS Adverse Effect from that shown on the balance sheet of SIS as of December 31 1999 (the "1999 Balance Sheet"); (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, to any property which is material to the financial condition, operations or business of SIS;
     (iii) any material increase in any employee benefit plan; (iv) any amendment or termination of any agreement, or cancellation or reduction of any debt owing to

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      SIS or waiver or relinquishment of any right of material value to SIS,
     (v) the payment of any dividend or (vi) any other event, condition or state of facts of any character which would constitute an SIS Adverse Effect.

     2.8 Availability of Assets and Legality of Use. The assets owned or leased by SIS constitute all of the assets which are being used in its business, and such assets are in good and serviceable condition, normal wear and tear excepted, and suitable and adequate for the uses for which intended and such assets and their uses conform in all material respects to all applicable laws. Such assets will be sufficient for the continued conduct of SIS's business immediately after the Closing in substantially the same manner as SIS's business was conducted immediately prior to the Closing.

     2.9 Title to Property. SIS has good and marketable title to all of its assets, including the assets reflected on the 1999 Balance Sheet and all of the assets thereafter acquired by it, except to the extent that such assets have thereafter been disposed of for fair value in the ordinary course of business.

     2.10 Books and Records. The books of account, minute books, stock record books and other records of SIS, all of which have been made available to SLT, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of the Alabama Business Corporation Act ("Alabama Law") and any other applicable laws, including but not limited to, the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regardless of whether or not SIS is subject to that Section, including the maintenance of an adequate system of internal controls. The minute books of SIS contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of SIS, and no meeting of any such shareholders, board of directors or committees thereof has been held for which minutes have not been prepared and are not contained in such minute books.


     2.11 Accounts Receivable. All accounts receivable reflected on the 1999 Balance Sheet arising prior to the date hereof, not collected at the date hereof, have arisen from bona fide transactions in the ordinary course of business. None of such receivables is subject to counterclaims or set-offs or is in dispute and all of such accounts are good and collectable in the ordinary course of business at the aggregate recorded amounts thereof, subject in each case to the allowance for possible losses shown on the 1999 Balance Sheet. With respect to all accounts receivable existing on the Closing Date, neither SIS nor any of the Shareholders has any knowledge of any deterioration in the ability of any of the respective account debtors to pay its debts and obligations as they become due or to continue to conduct its business on an ongoing basis.

     2.12 Compliance with Legal Requirements.


          (a) SIS is, and at all times since its date of incorporation has been, in compliance in all material respects with Alabama Law and all other laws that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or SIS property.

          (b) No event has occurred or circumstance exists that with or without notice or lapse of time (i) may constitute or result in a violation by SIS of, or a failure on the part of SIS to comply with, any law in any material respect or (ii) may give rise to any material obligation on the part of SIS to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (c) SIS has not received, at any time since December 31, 1999, any written notice or other communication from any Governmental Entity or any other person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any law in any material respect or
     (ii) any actual, alleged, possible or potential material obligation which may give rise on the part of SIS to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

          (d) SIS possesses all material licenses, permits and other authorizations necessary to own or lease and operate its properties and to conduct its business as now conducted. All of such licenses, permits and authorizations of SIS are hereinafter collectively called the "Permits." All Permits are in full force and effect and will continue in effect after the date hereof and the Closing Date without the consent, approval or act of, or the making of any filing with, any Governmental Entity. SIS is, and at all times since January 1, 1997 has been in material compliance with all terms and requirements of each Permit. SIS is not in material violation of the terms of any Permit, and SIS has not received notice of any violation or claimed violation thereunder. All applications required to have been filed for the renewal of any and all Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with such Governmental Entities with respect to the Permits have been duly made on a timely basis.

     2.13 Real Property and Leases. SIS does not own any real property. SIS has furnished to SLT true and correct copies of every lease or agreement under which SIS is lessee or sublessee of, or holds or operates, any real property owned by any third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of SIS and, to the knowledge of SIS and each Shareholder, the other parties thereto. SIS is not in default in any material respect under any such lease or agreement nor has any event occurred which with the passage of time or giving of notice would constitute such a default nor will SIS take any action or fail to take required action between the date hereof and the Closing Date which would permit any such default or event to occur. None of such leases and agreements requires the consent of any party thereto in order to undertake or consummate the transactions contemplated by this Agreement.

     2.14 Insurance. SIS maintains policies of fire and casualty and other liability and other forms of insurance in such amounts and against such risks and losses as are adequate and reasonable for its business and properties and are sufficient for compliance with all laws applicable to SIS. All such policies are valid, duly issued and enforceable in accordance with their respective terms and conditions. The SIS Schedule of Exceptions includes a list and an accurate description of all policies of insurance that are or were owned, held or maintained by or for the benefit of SIS or under which SIS is or was a named insured from January 1, 1997 to the date hereof, including policy numbers, nature of coverage, limits, deductibles, carriers, premiums and effective and termination dates, under which SIS has any remaining coverage. SIS has

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complied with each of such policies and has not failed to give any notice or present any known claim thereunder. SIS will keep such insurance in full force and effect through the Closing Date. SIS has not received, and to the knowledge of SIS and each Shareholder, no event or omission has occurred which may cause it to receive, notice that any such policies will be canceled or will be reduced in amount or scope. True and complete copies of all such policies have been delivered to SLT.

     2.15 Conduct of Business. The SIS Schedule of Exceptions lists all claims arising in other than the ordinary course of business which are pending or, to the knowledge of SIS or any Shareholder, threatened against SIS and correctly sets forth the data reflected therein. No insurance carrier listed therein has denied coverage of any claim listed opposite its name or accepted investigation of any such loss or defense of any such claim under a reservation of rights.

     2.16 No Undisclosed Liabilities. SIS is not subject to any liability, obligation, claim or cause of action of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, known or unknown (each, a "Liability") that would have an SIS Adverse Effect, including, to each Shareholder's knowledge, any unasserted claim, absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the 1999 Balance Sheet other than Liabilities of the same nature as those set forth in the 1999 Balance Sheet and reasonably incurred in the ordinary course of business after December 31, 1999.

     2.17 No Default or Litigation. SIS is not in default in any material respect under any agreement, lease or other document to which it is a party. There are no lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of SIS and each Shareholder, threatened against SIS or against the properties or business thereof which might, individually or in the aggregate, have an SIS Adverse Effect and neither SIS nor any Shareholder knows of any factual basis for any such lawsuit, proceeding, claim or investigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of SIS and each Shareholder, threatened or contemplated which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

     2.18 Tax Liabilities. The amounts reflected as liabilities for all income, gross income, gross receipts, premium, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property and windfall profits taxes, and all other taxes, assessments or similar charges of any kind whatsoever thereon or applicable thereto, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any domestic taxing authority, including, without limitation, all such amounts imposed as a result of being a member of an affiliated or combined group (collectively, "Taxes") on the 1999 Balance Sheet are sufficient for the payment of all Taxes of SIS accrued for or applicable to the period ended on December 31, 1999 and all years and periods prior thereto. All Tax returns, declarations, reports, estimates, information returns and statements required to be filed under any federal, state or local law (collectively "Tax Returns") which are required to be filed by or in respect of SIS up to and including the date hereof have been filed and no extension of the time for filing of any such Tax Return is presently in effect. All Taxes of SIS which have become due pursuant to such Tax Returns or otherwise or pursuant to any assessment have been paid. All such Tax Returns which have been filed or will be filed by or in respect of SIS for any period ending on or before the Closing Date are or will be true and correct. There exists no proposed assessment against SIS. No consent to the application of
Section 341(f)(2) of the Code has been filed with respect to any SIS property. SIS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no liens for Taxes with respect to any SIS Property. SIS is not obligated under law, contract or otherwise for the Taxes of any person. No claim has ever been made by a Governmental Entity in a jurisdiction where SIS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. SIS has delivered or made available to SLT correct and complete copies of all federal, state and local Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by SIS since December 31, 1996. The federal Tax Returns for SIS have never been examined by the Internal Revenue Service ("IRS"). The Tax liabilities set forth on the 1999 Balance Sheet shall be deemed disclosed as if set forth on the SIS Schedule of Exceptions.

     2.19 Contracts. SIS is not a party to (i) any contract for the purchase or sale of real property to or from any third party; (ii) any contract for the lease or sublease of personal property from or to any third party which provides for annual rentals in excess of $50,000, or any group of contracts for the lease or sublease of similar kinds of personal property from or to third parties which provides in the aggregate for annual rentals in excess of $50,000; (iii) any contract for the purchase or sale of equipment, computer software, lists of clients, commodities, merchandise, supplies, other materials or personal property or for the furnishing or receipt of services which calls for performance over a period of more than 60 days and involves more than the sum of $50,000; (iv) any license agreement involving the use of copyrights, franchises, licenses, trademarks, or information owned by SIS or others; (v) any broker's representative, sales or advertising contract which is not terminable on notice of 30 days or less; (vi) any contract involving the borrowing or lending of money or the guarantee of the obligations of officers, directors, employees or others; (vii) any contract with any Shareholder or (viii) any other contract, whether or not made in the ordinary course of business which is material to the business or assets of SIS. True, correct and complete copies of all contracts and agreements identified in the SIS Schedule of Exceptions have been furnished to SLT. No outstanding purchase commitment by SIS is in excess of its ordinary business requirements or at a price in excess of market price at the date thereof. None of such contracts and agreements will expire or be terminated or be subject to any modification of terms or conditions by reason of the consummation of the transactions contemplated by this Agreement. Except for defaults that would not individually or cumulatively result in an SIS Adverse Effect, SIS is not in default under the terms of any such contract nor is it in default in the payment of any insurance premiums due to insurance carriers nor any principal of or interest on any indebtedness for borrowed money nor has any event occurred which with the passage of time or giving of notice would constitute such a default by SIS and, to the knowledge of SIS and each Shareholder, no other party to any such contract is in default thereunder nor has any such event occurred with respect to such party except for defaults that would not individually or cumulatively result in an SIS Adverse Effect. Without the prior written consent of SLT, SIS will not, and no Shareholder will cause or permit SIS to, make any changes or modifications in any of the foregoing, nor incur any further obligations or commitments, nor make any further additions to its properties, except in each case in the ordinary course of business and as contemplated by this Agreement.

     2.20 Employee Agreements. The SIS Schedule of Exceptions includes a list of all written plans, contracts and arrangements, including but not limited to union contracts, employee benefit plans, employment agreements, consulting agreements, confidentiality agreements, non-competition agreements or other agreements with any of SIS' employees, whereunder SIS has any obligations, other than obligations to make current wage or salary payments terminable on notice of 30 days or less, to or on behalf of its officers, employees or their beneficiaries or whereunder any of such persons owes money to SIS and SIS has no outstanding oral agreements relating to any of the foregoing. SIS has furnished to SLT true, correct and complete copies of all such plans, contracts and arrangements.

     2.21 Employee Relations. SIS has not engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business. SIS has complied in all material respects with all applicable laws, rules and regulations relating to wages, hours and collective bargaining and has withheld all amounts required by agreement to be withheld from the wages or salaries of employees. The relations of SIS with its employees are satisfactory and SIS is not a party to or affected by or threatened with, or to the knowledge of SIS and each Shareholder, in danger of being a party to or affected by, any labor dispute which materially interferes or would materially interfere with the conduct of its business. The SIS Schedule of Exceptions sets forth the name and total annual compensation, including bonuses, payable to each of the officers, directors and employees of SIS whose total annual compensation, including bonuses, during the year ended December 31, 1999 exceeded the sum of $50,000. Since December 31, 1999, there has been no increase in the compensation payable to any of such officers, directors and employees.

     2.22 Employee Retirement Income Security Act.


          (a) The SIS Schedule of Exceptions includes a list of any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") established or maintained by SIS or to which SIS has made any contributions. SIS is not required, and was not required within the immediately preceding five years, to make any contribution to any "multiemployer plan" within the meaning of Section 3(37) of ERISA. SIS has no liability in respect of any employee benefit plans established or maintained or to which contributions are or were made by it to the Pension Benefit Guaranty Corporation and any successor entity ("PBGC") or to any beneficiary of such plans. All required reports and descriptions, including Form 5500 Annual Reports, summary annual reports, PBGC-1's and summary plan descriptions, have been timely filed and distributed appropriately with respect to each such employee benefit plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (collectively, "COBRA") have been met with respect to each such employee benefit plan that is an Employee Welfare Plan within the meaning of Section 3(1) of ERISA.

          (b) No employee pension benefit plan, as defined in Section 3(2) of ERISA, maintained or contributed to by SIS or in respect of which SIS is considered an "employer" under Section 414 of the Code, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived or has incurred any liability to PBGC and SIS has not breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any employee pension benefit plan maintained by it, which breach has given rise to, or will in the future give rise to, an obligation to pay money. Neither SIS nor any of its affiliates or, to the knowledge of SIS and each Shareholder, any "party in interest," as defined in Section 3(14) of ERISA, in respect of any such plan has engaged in any non-exempted prohibited transaction described in Section 406 and 408 of ERISA or Section 4975 of the Code. No reportable event, as defined in
     Section 4043 of ERISA, has occurred with respect to any employee pension benefit plan maintained or contributed to by SIS or in respect of which SIS is an employer under Section 414 of the Code and none of such plans has been terminated by the plan administrator thereof or by the PBGC. None of SIS or its affiliates has incurred any liability under ERISA. The original or a true, correct and complete copy of each plan listed in the SIS Schedule of Exceptions has been delivered to SLT.

     2.23 Conflicts; Sensitive Payments. There are (i) no situations involving the interests of any Shareholder or, to the knowledge of each Shareholder, any officer or director of SIS which may be generally characterized as a "conflict of interest," including, but not limited to, the leasing of property to or from SIS or direct or indirect interests in the business of competitors, suppliers or customers of SIS and (ii) no situations involving illegal payments or payments of doubtful legality from corporate funds of SIS since January 1, 1995 to governmental officials or others which may be generally characterized as a "sensitive payment."

     2.24 Corporate Name. SIS owns and possesses, to the exclusion of the Shareholders and their respective affiliates, all rights to the use of the name "Surgical Innovations & Services, Inc." in the operation of SIS' present business or any other business similar to or competitive with that being conducted by SIS, including, but not limited to, the right to use such name in advertising.

     2.25 Trademarks and Proprietary Rights. All trademarks, trade names, copyrights and applications therefor which are owned or used or registered in the name of or licensed to SIS are listed and briefly described in the SIS Schedule of Exceptions. No proceedings have been instituted or are pending or, to the knowledge of SIS and each Shareholder, threatened or contemplated which challenge the validity of the ownership by SIS of any of such trademarks, trade names, copyrights or applications. SIS has not licensed anyone to use any of the foregoing or any other technical know-how or other proprietary rights of SIS, and neither SIS nor any Shareholder has any knowledge of the infringing use of any of such trademarks and trade names or the infringement of any of such copyrights by any person. SIS owns and has properly registered all trademarks, trade names, copyrights, processes and other technical know-how and other proprietary rights now used in the conduct of its business and has not received any notice of conflict with the asserted rights of others.

     2.26 Environmental Matters.

          (a) SIS is, and, to the knowledge of SIS and each Shareholder, all properties of SIS, including all owners or operators thereof, are, and at all times have been in substantial compliance with all applicable federal, state and local laws relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, including, without limitation, laws relating to emissions, discharges, releases or threatened releases, the presence of "Hazardous Materials" (as hereinafter defined) or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting or handling of Hazardous Materials (collectively, "Environmental Laws"). For purposes of this Agreement, "Hazardous Materials" shall mean any (i) "hazardous substance," "pollutants," or "contaminant" (as defined in Sections 101(14) and (33) of the United States Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA") or the regulations issued pursuant to Section 102 of CERCLA, including any element, compound, mixture, solution or substance that is or may be designated pursuant to Section 102 of CERCLA); (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended ("FWCPA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended ("RCRA") or having the characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA;
     (v) toxic pollutant that is now or hereafter listed under Section 397(a) of FWPCA; (vi) hazardous air pollutant that is now or hereafter listed under
     Section 112 of the Clean Air Act, as amended; (vii) imminently hazardous chemical substance or mixture with respect to which action has been or is hereafter taken pursuant to Section 7 of the Toxic Substance Control Act, as amended; (vii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended; (ix) asbestos-containing material or urea formaldehyde or material that contains it; (x) waste oil and other petroleum products and (xi) any other toxic materials, contaminants or hazardous substances or wastes pursuant to any Environmental Law. SIS has not received any written communication that alleges that SIS or any SIS property, including any owner or operator thereof, is not in such compliance, and, to the knowledge of each Shareholder, there are no circumstances that may prevent or interfere with such compliance in the future.

          (b) There is no written notice by a person alleging actual or potential Liability, including, without limitation, potential Liability for any investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty, arising out of, based on or resulting from (i) the presence, transport, disposal, discharge or release, of any Hazardous Materials at any location, whether or not owned by SIS, as the case may be, or (ii) circumstances forming the basis of any violation of any Environmental Law (each an, "Environmental Claim") pending against SIS or, to the knowledge of SIS and each Shareholder, any SIS property or, to the knowledge of SIS and each Shareholder, threatened against SIS or any SIS property, or any person whose Liability for any Environmental Claims SIS has or may have retained or assumed either contractually or by operation of law, except for Environmental Claims which, individually or in the aggregate, would not have an SIS Adverse Effect.

          (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, disposal or presence of any Hazardous Materials, that, to the knowledge of SIS and each Shareholder, could form the basis of any Environmental Claim against SIS, any SIS property or any person whose Liability for any Environmental Claim SIS has or may have retained or assumed either contractually or by operation of law.

          (d) To the knowledge of SIS and each Shareholder, there are no Hazardous Materials present on or in any SIS property, including Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment, whether movable or fixed, or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of SIS property or such adjoining property, or incorporated into any structure therein or thereon.

          (e) Without in any way limiting the generality of the foregoing, to the knowledge of SIS and each Shareholder, there is no friable asbestos contained in or forming part of any building or structure owned or leased by SIS and no polychlorinated biphenyls are used or stored at or on any SIS Property.

     2.27 Health and Safety Matters.


          (a) SIS has complied and is in compliance with all federal, state and local statutes, regulations, ordinances and other provisions having the force and effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, including without limitation those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or noise, each as amended and as now or hereafter in effect (collectively, "Health and Safety Requirements".)

          (b) Without limiting the generality of the foregoing, SIS has obtained and complied with, and is in compliance with, all Permits, licenses and other authorizations that are required pursuant to the Health and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the SIS Schedule of Exceptions.

          (c) Neither SIS nor any Shareholder has received any written notice, report or other information regarding any actual or alleged violation of Health and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to SIS or its facilities arising under Health and Safety Requirements.

     2.28 Inventory. The inventory of SIS consists of raw materials and supplies, manufactured and processed parts, work in process and finished goods, all of which is merchantable in the ordinary course of business and fit for the purpose for which it was purchased or manufactured, and none of which has been on hand for more than one year or is obsolete, damaged or defective, subject only to the reserve for inventory on the 1999 Balance Sheet.

     2.29 Product Warranties. SIS has no material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, for product warranties except for warranties of products given by the manufacturers of such products, and assigned by SIS to its customers.

     2.30 Product Liability. SIS has no liability that would result in an SIS Adverse Effect, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, arising out of any injury to individuals or property as the result of the ownership, possession or use of any product manufactured, sold, leased or delivered by SIS.

     2.31 No Omissions. None of the representations or warranties of SIS and the Shareholders contained herein, none of the information contained in the SIS Schedule of Exceptions and none of the other information or documents furnished to SLT by SIS or the Shareholders in connection with this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To the knowledge of SIS and each Shareholder, there is no fact which has an SIS Adverse Effect, or in the future is likely to have an SIS Adverse Effect, which has not been disclosed in writing to SLT.

     2.32 Finders. None of SIS or any Shareholder has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, and the Shareholders shall be solely responsible for all fees and commissions due any such person by reason of the Merger. Neither SIS nor any Shareholder has any agreement or obligation whatsoever with entities other than SLT and the Sub regarding any proposed acquisition of SIS by any such entity and none of them is engaged in any negotiations with any such entity for any such acquisition.

     2.33 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties set forth in this Section 2 shall be true and correct on the Closing Date.

     3. Representations and Warranties of SLT and the Sub.

     As an inducement to SIS and the Shareholders to enter into this Agreement and to consummate the transactions contemplated herein, SLT and the Sub jointly and severally represent and warrant to SIS and the Shareholders as follows:

     3.1 Organization of SLT and the Sub.


          (a) Each of SLT and the Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes such qualification necessary, except in jurisdictions in which the failure of SLT or the Sub to be so qualified would not have a material adverse effect on the financial condition, business, results of operations, prospects or properties or other assets of SLT, taken as a whole (an "SLT Adverse Effect").

          (b) Each of SLT and the Sub has the corporate power and authority and other authorizations necessary or required in order for it to own or lease and operate its respective property properly and to carry on its business as now conducted.

     3.2 Corporate Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of SLT and the Sub. This Agreement, when executed and delivered by SLT and the Sub, and assuming due execution hereof by SIS and the Shareholders, will constitute the valid, legal and binding agreement of SLT and the Sub enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Certificate of Incorporation or By-laws of SLT and the Sub, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which SLT or the Sub is a party or by which either of them is bound or affected or (ii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court or Governmental Entity except such conflicts, breaches, defaults, rights or approvals which, individually or in the aggregate, do not have an SLT Adverse Effect.

     3.3 Finders. Neither SLT nor the Sub has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the Merger.

     3.4 SEC Filings. SLT's Annual Reports on Form 10-K for the fiscal years ended January 2, 2000, January 3, 1999 and December 28, 1997 and all other reports and definitive proxy statements filed or to be filed by it prior to the Closing Date under Sections 13, 14 or 15 of the Exchange Act, in the form filed, or to be filed, with the SEC (a) complied or will comply in all material respects as to form with the applicable requirements of the rules and regulations of the SEC and (b) did not and will not, at the time of such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and each of the balance sheets in any such SEC filing, including the related notes and schedules thereto, fairly presents and will fairly present the financial position of SLT as of its date and each of the statements of operations and changes in stockholders' equity and cash flows in any such SEC filing, including the related notes and schedules thereto, fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flow, as the case may be, of SLT for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     3.5 Material Change Since January 2, 2000. Since January 2, 2000 there has been no event, condition or state of facts of any character that would have an SLT Adverse Effect.

     3.6 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties set forth in this Section 3 shall be true and correct on the Closing Date.

     3.7 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation or consummation of this Agreement and the transactions contemplated hereby, the Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangement with any person or entity.

     3.8 Financial Resources. SLT has the financial resources to pay the Cash Consideration in connection with the Merger and to pay off, or enter into agreements acceptable to the bank lenders set forth on SIS' unaudited balance sheet dated March 31, 2000 to assume, SIS' debt obligations to such bank lenders in an amount not to exceed $2.4 million.

     4. Additional Covenants and Agreements. The parties further covenant and agree as follows:

     4.1 Conduct of SIS Prior to Closing. During the period from the date of this Agreement to the Effective Date:

          (a) Operations in the Ordinary Course of Business. SIS will conduct its operations according to its ordinary course of business and will use its best efforts, subject to the following, to maintain and preserve its business organization and relationships with customers, vendors, employees, agents and all others.

          (b) Forbearance by SIS. Except as contemplated by this Agreement, SIS shall not, without the prior written consent of SLT:

               (i) incur any indebtedness for borrowed money, assume, guarantee, endorse (other than endorsement of accounts receivable for collection) or otherwise become responsible for the obligations of any other individual, firm or corporation, or make any loans or advances to any individual, firm or corporation, except any indebtedness borrowed under a line of credit agreement with a bank which is in effect as of the date hereof;

               (ii) make, declare or pay any dividend, or declare or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its outstanding capital stock, or authorize the creation or issuance of any additional shares of its capital stock or any options, calls or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it, any shares of its capital stock, or agree to take any such action;

               (iii) except as necessary to consummate the transactions contemplated in this Agreement, take any action to amend its Certificate of Incorporation or Bylaws;

               (iv) mortgage, pledge or otherwise encumber any of its assets or release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business;

               (v) make any investment of a capital nature in excess of $100,000 for any single project either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation;

               (vi) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than in the ordinary course of business;

               (vii) increase in any manner the compensation or fringe benefits of any of its officers or any employees earning over $50,000 annually or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement to any officers or employees, or commit itself to any pension, retirement or profit-sharing plan or agreement or employment agreement with or for the benefit of any officer, employee or other person; or

               (viii) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect.

     4.2 No Other Bids. Neither SIS nor any Shareholder shall, nor shall any of them authorize any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by SIS to, initiate, solicit or encourage (including by way of furnishing information), any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover or other acquisition proposal. SIS shall promptly advise SLT orally and in writing of any such inquiries or proposals, whether or not such proposal was in writing. Neither SIS nor any Shareholder shall furnish any information concerning the Merger or the business or financial condition of SIS in response to requests from a third party contemplating or making a takeover or other acquisition proposal unless (i) such information is publicly available or (ii) disclosure of such information is required under any law or statute. As used in this paragraph, "takeover or other acquisition proposal" shall mean any proposal for a merger or other business combination involving SIS or for the acquisition of a substantial equity interest in SIS or a substantial portion of the assets of SIS other than the transactions contemplated by this Agreement.

     4.3 Corporate Action. SIS and SLT each shall call a meeting of its Board of Directors, and in the case of SIS a meeting of its shareholders, to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement, the Merger Agreement and related matters. SIS will, through its Board of Directors, unanimously recommend to its shareholders the approval of such matters. The Shareholders agree that they will vote in favor of or give their written consent to the consummation by SIS of the transactions contemplated by this Agreement. Sub shall obtain requisite approval of its Board of Directors and its stockholder of this Agreement, the Merger Agreement and related matters. SLT agrees that it will give its written consent to the consummation by Sub of the transactions contemplated by this Agreement.

     4.4 Legal Conditions to the Merger. All parties will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to the other parties in connection with any such requirements imposed upon any other party or any subsidiary of such other parties in connection with the Merger. All of the parties will take, and will cause its subsidiaries to take, all reasonable actions to obtain (and to cooperate with the other party and its subsidiaries in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its subsidiaries (or by the other party or its subsidiaries) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     4.5 Cooperation. SIS and SLT shall together, or pursuant to an allocation of responsibility to be agreed upon between them, cooperate with one another in determining whether any filings are required to be made or consents required to be obtained in any jurisdiction prior to the Effective Date in connection with the consummation of the transactions contemplated by this Agreement and in making any such filings promptly and in seeking to obtain timely any such consents. SIS, SLT and Sub shall each furnish to one another's counsel all such information as may be required in order for the effectuation of the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make the information so furnished, in light of the circumstances under which it is so furnished, not misleading.

     4.6 Investigation by SIS and SLT. SIS and SLT each may, prior to the Effective Date, continue to make or cause to be made such reasonable investigation of the business and properties of the other party and its subsidiaries and their financial and legal condition as such investigating party deems necessary or advisable to familiarize itself with such properties and other matters, provided that such investigation shall not interfere with normal operations. Each party agrees to permit the other party and its authorized representatives to have, after the date of this Agreement and until the Effective Date, full access to the premises, books and records of the other party and its subsidiaries at reasonable hours, and each party and its subsidiaries' officers will furnish the other party with such financial and operating data and other information with respect to the business and properties of such party and its subsidiaries as the other party shall from time to time reasonably request. Each party agrees to give, and where applicable to use its best efforts to cause its independent public accountants to give, such assistance to the independent public accountants for the other party as it may reasonably request in connection with its review of financial statements of such party for its fiscal year ended on or about December 31, 1999 or prior years, including its notes and work papers. No investigation by one party heretofore or hereafter made shall affect the representations and warranties of the other party, and each such representation and warranty shall survive any such investigation. The receiving party covenants and agrees to maintain the information received by it in connection herewith, including any information set forth on the SIS Schedule of Exceptions, on a confidential basis upon the terms contained in the Confidential Mutual Disclosure Agreement dated October 11, 1999 between SIS and SLT, and to return the same promptly to the delivering party should this Agreement be terminated and abandoned pursuant to Section 7 hereof.

     4.7 Expenses. Except as provided elsewhere in this Section 4.7, each party shall bear all expenses incurred by such party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except that SLT shall pay the fees and expenses of Arthur Andersen LLP in connection with such firm's audit of the SIS Financial Statements. SLT acknowledges that SIS shall pay the fees and expenses of both SIS and the Shareholders. In the event the Merger is not consummated because of a breach by SLT of its representations in Section 3.8 hereof, SLT shall pay the reasonable expenses incurred by SIS to third parties in connection with the Merger.

     4.8 Public Announcements. Prior to the Effective Date, the parties shall consult with each other at least twenty-four (24) hours before issuing, or permitting any agent or affiliate to issue, any press releases or otherwise making, or permitting any agent or affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, and shall provide to the other party at such time the proposed text of any such press release or public statement. Notwithstanding the foregoing, after such consultation, if the parties cannot agree to the content of such press release or public statement, either party may issue, or permit any agent or affiliate to issue, any such press release or make any such public statement which such party's legal counsel deems to be required by law.

     4.9 Issuance of SLT Common Stock. SLT will, promptly following the Effective Date and from time to time thereafter as provided in this Agreement or the Merger Agreement, issue or cause to be issued or deliver or cause to be delivered from SLT's authorized but unissued shares, certificates for the shares of SLT Common Stock into which the shares of SIS Common Stock outstanding on the Effective Date shall then be converted.

     4.10 Consents. Each party will use its best efforts to obtain any required third party consents, including, but not limited to, the consents of any Governmental Entities, to the consummation by such party of the transactions contemplated by this Agreement and will furnish to the other party executed copies of those consents on or before the Effective Date.

     4.11 SLT Director and Officer. SLT agrees that Robert L. Crutchfield shall be elected as Vice President of Business Development of SLT effective as of the Effective Date. SLT's Board of Directors shall nominate James Lee Stafford for election as a director of SLT at the first annual meeting of SLT stockholders held after the Effective Date and SLT's Board of Directors shall unanimously recommend to the SLT stockholders that they vote in favor of Mr. Stafford's election as a director of SLT.

     4.12 Release of Shareholders from Personal Guarantees. On or before the Effective Date, SLT shall take such action as is necessary to cause the Shareholders to have been released from any personal guarantees of the liabilities or obligations of SIS under its current debt facilities with AmSouth Bank.

     5. Conditions of Closing.

     5.1 SLT's and Sub's Conditions of Closing. The obligation of SLT and Sub to effect the Merger shall be, unless waived, subject to and conditioned upon the satisfaction at or prior to the Effective Date of each of the following conditions:

          (a) All representations and warranties of SIS contained in this Agreement shall be true and correct in all material respects at and as of the Effective Date and SIS and the Shareholders shall have performed, in all material respects, all agreements and covenants and satisfied all conditions on their part to be performed or satisfied by the Effective Date pursuant to the terms of this Agreement, and SLT shall have received a certificate of each Shareholder and an authorized officer of SIS dated the Effective Date to such effect.

          (b) There shall have been no SIS Adverse Effect since the date hereof, and SIS shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business, and SLT shall have received a certificate of an authorized officer of SIS dated the Effective Date to such effect.

          (c) SIS shall have delivered to SLT a Certificate of the Secretary of State of the State of Alabama certifying as of a date reasonably close to the Effective Date that SIS has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

          (d) SLT shall have received from Rosen, Cook, Sledge, Davis, Cade & Shattuck, P.A., counsel for SIS and the Shareholders, an opinion dated the Effective Date, in form and substance satisfactory to SLT and its counsel, substantially to the effect that:

               (i) SIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, and SIS has full corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. SIS is duly qualified to do business and is in good standing as a foreign corporation in each state where the failure to be so qualified would have an SIS Adverse Effect. SIS has no subsidiaries.

               (ii) The authorized capital stock of SIS consists of 5,000 shares of common stock, $1.00 par value, of which 1,000 shares have been issued and are outstanding and are owned beneficially and of record by the Shareholders. Except for this Agreement, to the knowledge of such counsel there are no agreements, arrangements, options, warrants or other rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of SIS and all of the issued and outstanding shares of common stock of SIS on the Closing Date are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof.

               (iii) This Agreement and the transactions contemplated herein have been duly approved by all necessary action of SIS and each Shareholder. This Agreement has been duly and validly executed and delivered by SIS and each Shareholder and such Agreement, assuming due execution by SLT and the Sub, is the valid and binding agreement of SIS and each Shareholder enforceable against SIS and each Shareholder in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefor are brought.

               (iv) SIS and each Shareholder has full power and authority to execute and deliver this Agreement and to perform its or his respective obligations hereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with and fulfillment of the terms and provisions hereof (i) conflicts with or results in the breach of the terms, conditions or provisions of, or constitutes a default under, the Certificate of Incorporation or the Bylaws of SIS or, to such counsel's knowledge, any agreement or instrument to which SIS or any Shareholder is a party or by which any of them is bound, (ii) to such counsel's knowledge, gives any party to or with rights under any such agreement or instrument the right to terminate, modify or otherwise change the rights or obligations of SIS or any Shareholder under any such agreement or instrument or (iii) to such counsel's knowledge, requires the consent, approval or authorization of or any filing with or notification to any federal, state or local court, Governmental Entity not already obtained or made, as the case may be.

               (v) Such counsel does not know of any action, suit, proceeding or investigation pending or threatened against SIS, other than actions, suits, proceedings or investigations described in the SIS Schedule of Exceptions, which might result in an SIS Adverse Effect, or that any action, suit, proceeding or investigation is pending or to their knowledge threatened which questions the legality, validity or propriety of this Agreement or of any action taken or to be taken by SIS or any Shareholder pursuant to or in connection with this Agreement.

               (vi) The Shareholders are the record owners of the SIS Common Stock. To such counsel's knowledge, after due inquiry, the Shareholders are the beneficial owners of the SIS Common Stock, free and clear of all adverse claims.

               (vii) To such further effect with respect to legal matters relating to this Agreement as SLT or its counsel may reasonably request.

          (e) SIS shall have delivered to SLT a certificate of its corporate secretary certifying:

               (i) Resolutions of its shareholders and Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

               (ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

          (f) Arthur Andersen LLP shall have completed its audit of the SIS Financial Statements as and to the extent necessary for SLT to satisfy its reporting obligations with the SEC under the Exchange Act and shall have delivered to SLT an unqualified report thereon.

          (g) SIS shall have delivered to SLT a transmittal letter and a written statement dated as of the Effective Date and executed on its behalf by an authorized officer in a form mutually agreed to, which conforms to the requirements of Treasury Regulation Section 1.897-2(h)(1)(1).

          (h) The Shareholders shall not have exercised any dissenters' rights.

     5.2 SIS's Conditions of Closing. The obligation of SIS to effect the Merger shall be, unless waived, subject to and conditioned upon the satisfaction at or prior to the Effective Date of each of the following conditions:

          (a) All representations and warranties of SLT and Sub contained in this Agreement shall be true and correct at and as of the Effective Date in all material respects and each of SLT and Sub shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Effective Date pursuant to the terms of this Agreement, and SIS shall have received certificates of an authorized officer of each of SLT and Sub dated the Effective Date to such effect.

          (b) There shall have been no SLT Adverse Effect since the date hereof, and SLT shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business, and SIS shall have received a certificate of an authorized officer of SLT dated the Effective Date to such effect.

          (c) SLT and Sub shall have delivered to SIS certificates of the Secretary of State of the State of Delaware certifying as of a date reasonably close to the Effective Date that each of SLT and Sub all are, as of such date, in good standing and authorized to transact business as a domestic corporation.

          (d) SIS shall have received from Duane, Morris & Heckscher LLP, counsel for SLT and Sub, an opinion dated the Effective Date in the form and substance satisfactory to SIS, the Shareholders and their counsel, to the effect that:

               (i) Each of SLT and the Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of SLT and the Sub has the corporate power and authority to consummate the transactions as provided for herein;

               (ii) This Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of SLT and the Sub. This Agreement has been duly and validly executed and delivered by SLT and the Sub and such Agreement, assuming due execution by SIS and each Shareholder, is the valid and binding agreement of SLT and the Sub enforceable against SLT and the Sub in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefor are brought;

               (iii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with and fulfillment of the terms and provisions hereof (i) conflicts with or results in the breach of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of SLT or the Sub or, to such counsel's knowledge, any agreement or instrument known to such counsel to which SLT or the Sub is a party or by which it is bound, (ii) to such counsel's knowledge, gives any party to or with rights under any such agreement or instrument the right to terminate, modify or otherwise change the rights or obligations of SLT or the Sub under any such agreement or instrument or (iii) to such counsel's knowledge, requires the consent, approval or authorization of or any filing with or notification to any federal, state or local court or Governmental Entity not already obtained or made, as the case may be;

               (iv) Such counsel do not know of any action, suit, proceeding or investigation pending or threatened against SLT or the Sub which questions the legality, validity or propriety of (i) this Agreement or
          (ii) any action taken or to be taken by the parties hereto pursuant to or in connection with this Agreement; and

               (v) To such further effect with respect to legal matters relating to this Agreement as SIS or the Shareholders or their counsel may reasonably request.

          (e) SLT shall have delivered to SIS a commitment letter from a bank to replace the bank indebtedness of SIS and to release the Shareholders from personal liability by virtue of guarantees of such indebtedness, or shall otherwise have effected the release of the Shareholders from such liability.

          (f) Each of SLT and Sub shall have delivered to SIS a certificate of its corporate secretary certifying:

               (i) resolutions of its Board of Directors authorizing execution of this Agreement and the execution, performance and delivery by such party of all agreements, documents and transactions contemplated hereby; and

               (ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

          (g) SLT shall have executed and delivered to SIS a Confidentiality and Severance Agreement, in the form attached hereto as Exhibit 5.2(g), to be executed at closing by Robert L. Crutchfield.

     5.3 Conditions of All Parties to Closing. The obligations of SLT, Sub and SIS to effect the Merger shall be, unless waived, subject to and conditioned upon satisfaction at or prior to the Effective Date of each of the following conditions:

          (a) The Boards of Directors of SIS and SLT, and the shareholders of SIS, shall have duly approved this Agreement and the Merger in accordance with Alabama and Delaware law and their respective Certificates of Incorporation and Bylaws.

          (b) A Certificate of Merger or the Merger Agreement and Officers' Certificates shall have been filed with the Secretary of States of the States of Delaware and Alabama.

          (c) Any and all consents to the consummation of the transactions contemplated by this Agreement required from third parties relating to contracts, licenses, leases and other instruments, material to the respective businesses of SLT and SIS shall have been obtained.

          (d) No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against SLT, the Surviving Corporation or SIS of substantial damages if the Merger is consummated, shall be pending which, in the good faith judgment of the Board of Directors of SLT or SIS (acting upon advice of their respective outside counsel) has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such order or injunction lifted.

          (e) No statute, rule or regulation shall have been enacted by the government of the United States or any state or agency thereof which would make the consummation of the Merger illegal.

          (f) There shall be no pending or threatened litigation against either SLT or SIS or against their officers or directors which may have a material adverse effect on SLT or the Surviving Corporation after the Merger.

     6. Registration Rights and Related Matters. In respect of the SLT Shares to be issued upon conversion of the SIS Common Stock, the following shall apply:

          (a) Investment Intent. The SLT Shares to be acquired by the Shareholders pursuant to the Merger will be acquired in good faith solely for their own account, for investment purposes only, and not with a view to or for the resale, distribution, subdivision or fractionalization thereof. The Shareholders do not have any contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any person to sell, transfer or pledge to any person the SLT Shares being acquired hereunder, or any part hereof, and have no current plan to enter into any such contract, undertaking, agreement or arrangement.

          (b) Restrictive Legend. Each certificate representing the SLT Shares, and any share of capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend, thereon or otherwise, shall be stamped or otherwise imprinted with a legend in substantially the following form:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. THESE

          SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SURGICAL LASER TECHNOLOGIES, INC. (THE "COMPANY") RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY AND ITS COUNSEL STATING THAT SUCH SALE OR TRANSFER MAY BE EFFECTED PURSUANT TO AN EXEMPTION UNDER SUCH ACT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND PURSUANT TO APPLICABLE STATE SECURITIES LAWS.

          (c) Continuing Compliance. Each Shareholder acknowledges that as a result of the Merger, he may be required to comply with the provisions of the Exchange Act, as amended, and other applicable rules and regulations relating to his ownership of SLT Shares. Each Shareholder agree(s) to comply in all respects with the provisions of the Exchange Act and other applicable rules and regulations, to file all reports required to be filed by him thereunder and to supply SLT with all information required by it from time to time in order to permit SLT to comply with the provisions of the Exchange Act and other applicable laws, rules and regulations.

          (d) Piggyback Registration. If SLT at any time within two (2) years after the Effective Date proposes to register any of its securities under the Securities Act of 1933, as amended (the "Act") for sale to the public, whether for its own account or for the account of another security holder or both (except with respect to registration statements on Forms S-4, S-8 (or any successor thereto) or another form not available for registering the SLT Shares for sales to the public), each such time it will give written notice to the Shareholders of its intention to do so and of the proposed method of distribution of such securities and all other material terms. Upon the written request of a Shareholder, received by SLT within thirty (30) days after the giving of any such notice by SLT, to register any of the SLT Shares, SLT will use its reasonable commercial efforts to cause the SLT Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by SLT, all to the extent requisite to permit the sale or other disposition of the SLT Shares so registered. In the event that any registration pursuant to this Section 6(d) shall be, in whole or in part, an underwritten public offering of SLT's Common Stock and the managing underwriter advises SLT in writing that marketing factors require a limitation in the number of shares to be included in such an underwriting, then the number of shares of SLT Common Stock held by any person exercising incidental or "piggyback" registration rights, including each Shareholder to the extent a Shareholder seeks to register the SLT Shares pursuant to this Section 6(d), that are entitled to be included in such registration shall be reduced pro rata among such persons relative to the number of shares of SLT Common Stock owned by such persons at the time the registration statement is filed.

          (e) Registration Procedures. All expenses incurred in connection with the registration of the SLT Shares under this Section 6 (including without limitation all registration, filing, listing, qualification, blue sky, printer's fees and the fees and disbursements of SLT counsel and accountants) shall be borne by SLT; provided, however, that in any such registration, the Shareholders shall bear the expenses of the underwriting commissions and discounts attributable to their SLT Shares being sold and the fees and expenses of its own counsel. In connection with registration under this
     Section 6(e), SLT shall:

               (i) use its reasonable commercial efforts to prepare and file with the SEC as soon as reasonably practicable a registration statement with respect to the SLT Shares as to which registration has been requested (the "Registrable Shares") and use its reasonable commercial efforts to cause such registration to promptly become and remain effective (a) in the case of a firm commitment underwritten public offering, until each underwriter has completed the distribution of all securities purchased by it and (b) in any other registration until the earlier of the sale of all Registrable Shares covered thereby or 120 days after the effective date thereof;

               (ii) use its reasonable commercial efforts to register and qualify the Registrable Shares covered by such registration statement under applicable state securities laws as a Shareholder shall reasonably request for the distribution of the Shareholder's Registrable Shares;

               (iii) take such other actions as are reasonable and necessary to comply with the requirements of the Act and the regulations thereunder with respect to the registration or distribution of such Registrable Shares;

               (iv) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective, for the period specified in Section 6(e)(i) above and comply with the provisions of the Act with respect to the disposition of all Registrable Shares covered by such registration statement;

               (v) furnish to each seller of Registrable Shares, no later than five (5) days prior to the filing with the SEC, a copy of the registration statement and each amendment thereto proposed to be filed, and provide each seller the opportunity to comment thereon;

               (vi) furnish to each seller of Registrable Shares and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Shares covered by such registration statement;

               (vii) immediately notify each seller of Registrable Shares and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event of which SLT has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

               (viii) immediately notify each seller of Registrable Shares and each underwriter under such registration statement of (a) the filing of a registration statement and each amendment thereto, (b) the effectiveness of such registration statement and any post-effective amendment thereto, (c) any request by the SEC for amendment or supplement to such registration statement or the prospectus contained therein, (d) the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or (e) the issuance by any state regulatory authority or securities commission of any order suspending the qualification or exemption from qualification of the Registrable Shares being offered for sale to the public;

               (ix) if the offering is underwritten and at the request of any seller of Registrable Shares, use its reasonable commercial efforts to furnish, on the date that Registrable Shares are delivered to the underwriters for sale pursuant to such registration:

                    (a) an opinion dated such date of counsel representing SLT for the purposes of such registration, addressed to the underwriters and to such seller, stating that such registration statement has become effective under the Act and that to the best knowledge of such counsel, (1) no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act; (2) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Act (except that such counsel need not express any opinion as to the financial statements contained therein) and (3) to such other effects as reasonably may be requested by counsel for the underwriters or by such seller or its counsel; and

                    (b) a letter dated such date from the independent public
               accountants retained by SLT, addressed to the underwriters and to such seller, stating that they are independent public accountants within the meaning of the Act and that, in the opinion of such accountants, the financial statement of SLT included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five
               (5) business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

               (x) make available for inspection by each seller of Registrable Shares, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of SLT, and cause SLT's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; and

               (xi) take such other actions as are reasonably required by a Shareholder to expedite or facilitate the disposition of the Registrable Shares.

          SLT is not obligated to effect registration or qualification under this Section 6(e) in any jurisdiction requiring it to qualify to do business (unless SLT is otherwise required to be so qualified) or to execute a general consent to service of process.

          (f) Underwriting Agreement. In connection with each registration pursuant to this Section 6 covering an underwritten public offering, SLT and the Shareholders agree to enter into a written agreement with an underwriter or underwriters reasonably acceptable to the Shareholders in such form and containing such provisions as is then customary in the securities business for such an arrangement between such underwriters and companies of SLT's size and investment stature and as is reasonably acceptable to SLT and the Shareholders. The Shareholders shall not be liable under any such underwriting agreement for any losses, costs or damages or expenses incurred by the underwriters exceeding the aggregate of the net proceeds to the Shareholders in such offerings.

          (g) Cooperation of the Shareholders. The Shareholders shall furnish to SLT such information and execute such documents regarding the Registrable Shares and the intended method of disposition thereof as SLT shall reasonably request in writing and as shall be required in connection with the registration, qualification or compliance referred to in this Agreement to be taken by SLT.

          (h) Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the resale of the SLT Shares without registration, SLT will:

               (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Act;

               (b) use its reasonable commercial efforts to file with the SEC in a timely manner all reports and other documents required of SLT under the Act and the Exchange Act; and

               (c) furnish to each Shareholder forthwith upon request a written statement by SLT as to its compliance with the reporting requirements of such Rule l44 and of the Act and the Exchange Act, a copy of the most recent annual report or quarterly report of SLT, and such other reports and documents so filed by SLT as such Shareholder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Shareholder to sell any SLT Shares without registration;

          (i) Indemnification.


          (a) Indemnification by SLT. SLT will indemnify and hold harmless the Shareholders and (in the case of an underwritten public offering made pursuant to the exercise of the Shareholders' rights under this Section 6) each underwriter of the Registrable Shares, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement relating to such Registrable Shares (or in any related registration statement, prospectus, amendment or supplement thereto, notification, or the like) or the omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by SLT of any rule or regulation promulgated under the Act applicable to SLT and relating to action or inaction required of SLT in connection with any such registration, qualification or compliance, and SLT will reimburse the Shareholders and (in the case of an underwritten public offering made pursuant to the exercise of the Shareholders' rights under this Section 6) each such underwriter for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action and (in the case of an underwritten public offering made pursuant to the exercise of the Shareholders' rights under this Section 6) will enter into an indemnification agreement with the Shareholders and each such underwriter containing customary provisions, including provisions for contribution, as the Shareholders shall reasonably request; provided, however, that SLT will not be liable in any such case under such indemnification agreement to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon and in conformity with written information furnished to SLT by a Shareholder or any underwriter stated to be specifically for use therein.

          (b) Indemnification by the Shareholders. Each Shareholder agrees to indemnify and hold harmless SLT, each of its directors and officers, and (in the case of an underwritten public offering made pursuant to the exercise of the Shareholders' rights under this Section 6) each of its officers who has signed the registration statement and each person, if any, who controls SLT within the meaning of Section 15 of the Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement relating to the Registrable Shares (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Shareholders will reimburse SLT and each such director, officer or controlling persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, and (in the case of an underwritten public offering made pursuant to the exercise of the Shareholders' rights under this Section 6) will enter into an indemnification agreement with SLT which shall contain customary provisions, including provisions for contribution, as SLT shall reasonably request; provided, however, that a Shareholder will not be liable under such indemnification agreement except to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon information furnished to SLT by such Shareholder and stated to be specifically for use therein; and provided, further, that a Shareholder shall not be liable under such indemnification agreement for any losses, costs, damages or expenses exceeding in the aggregate the net proceeds to the Shareholder in such offering.

          (c) Procedure for Indemnification. Each party entitled to indemnification under this Section 6(i) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any and all litigation resulting, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not, per se, relieve the Indemnifying Party of its obligations under this Section 6(i). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

     7. Termination. This Agreement may be terminated and the Merger abandoned at any time before the Effective Date, whether before or after adoption by the stockholder of Sub and the shareholders of SIS, as follows:

     7.1 Mutual Consent. By mutual consent of the Boards of Directors of SLT and SIS.


     7.2 By Either Party. By either SIS or SLT if:


          (a) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other party set forth in this Agreement and such breach of a covenant or agreement has not been promptly cured;

          (b) the Merger shall not have been consummated before May 31, 2000;

          (c) (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger or (ii) there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; or

          (d) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would (i) prohibit SIS's or SLT's ownership or operation of all or a material portion of the business or assets of SLT and its subsidiaries taken as a whole or SIS and its subsidiaries taken as a whole, or compel SIS or SLT to dispose of or hold separate all or a material portion of the business or assets of SLT and its subsidiaries taken as a whole or SIS and its subsidiaries taken as a whole, as a result of the Merger or (ii) render SIS or SLT unable to consummate the Merger.

     7.3 By SLT. By SLT giving written notice to SIS if the conditions set forth in Sections 5.1 and 5.3 shall not have been complied with or performed in all material respects without fault on the part of SLT, and such noncompliance or nonperformance cannot be eliminated.

     7.4 By SIS. By SIS giving written notice to SLT if the conditions set forth in Sections 5.2 and 5.3 shall not have been complied with or performed in all material respects, without fault on the part of SIS and such noncompliance or nonperformance cannot be cured or eliminated.

     7.5 Effect of Termination. In the event of termination of this Agreement by either SLT or SIS as provided in this Section 7, this Agreement and the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of SLT, Sub or SIS or their respective officers or directors except as set forth in Sections 4.6 and 4.7 and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement.

     8. Miscellaneous.


     8.1 Notice. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or mailed by certified or registered mall, return receipt requested, addressed as follows:

     If to SLT or Sub:

               Surgical Laser Technologies, Inc.
               147 Keystone Drive
               Montgomeryville, PA 18936
               Attention: President
                        copy to:

                        Duane, Morris & Heckscher, LLP
                        One Liberty Place
                        Philadelphia, PA 19103-7396
                        Attention: Thomas G. Spencer, Esq.

     If to SIS:

               Surgical Innovations & Services, Inc.
               811 South 21st Avenue
               Tuscaloosa, AL 35401
               Attention:  President

                        copy to:

                        James Lee Stafford, CPA
                        c/o Watkins, Ward and Stafford
                        Post Office Drawer 1216
                        West Point, MS 39773

or to such other address as any party shall specify by written notice so given, and shall be deemed to have been delivered as of the date so personally delivered or mailed.

     8.2 Binding Effect, Benefits. Subject to Section 8.10, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.3 Entire Agreement. This Agreement, together with the Exhibits and Schedules to this Agreement, the Confidential Mutual Disclosure Agreement dated October 11, 1999 between SLT and SIS and other documents contemplated hereby, constitute the final, written expression of all of the agreements among the parties, and are a complete and exclusive statement of those terms and supersede all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement and the Exhibits and

Schedules to this Agreement and other documents contemplated hereby, shall be given no force or effect. The parties specifically represent, each to the others, that there are no additional or supplemental agreements between them related in any way to the matters contained in this Agreement unless specifically included or referred to in this Agreement. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

     8.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE PARTIES AGREE THAT JURISDICTION AND VENUE WITH RESPECT TO ANY LAWSUIT BETWEEN OR AMONG THE PARTIES INVOLVING THE INTERPRETATION, COMPLIANCE OR ENFORCEMENT OF ANY PROVISION UNDER THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE FEDERAL COURTS LOCATED IN THE EASTERN DISTRICT OF PENNSYLVANIA.

     8.5 Survival of Representation and Warranties; Indemnification.


          (a) The representations and warranties in this Agreement shall survive the Effective Date for a period of one year following the Effective Date (the "Claim Period"). Any claim for indemnification pursuant to this Agreement must be made by written notice to the indemnifying party, postmarked or (if sent by private delivery service) delivered within the Claim Period, such notice to comply with Section 8.5(e) hereof.

          (b) (i) The Shareholders shall, jointly and severally, indemnify and hold harmless SLT and its subsidiaries, affiliates, partners, successors and assigns (collectively, the "SLT Indemnified Persons") from and against any and all (x) Liabilities, losses, costs, deficiencies or damages ("Loss") and (y) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by any SLT Indemnified Person, in each case net of any insurance proceeds received and retained by such SLT Indemnified Person, in connection with or arising from any breach of any representation, warranty, agreement or covenant or other inaccuracy of any representation or warranty of SIS or the Shareholders contained or referred to in this Agreement, in the schedules and exhibits hereto or in any certificate, document or other information delivered pursuant hereto by or on behalf of SIS or the Shareholders to SLT.

               (ii) The Shareholders shall indemnify and hold harmless the SLT Indemnified Persons from and against any and all Loss and Expense incurred by any SLT Indemnified Person, in each case net of any insurance proceeds received and retained by such SLT Indemnified Person, in connection with or arising from any claim relating to that certain LLC Membership Interest Sale and Purchase Agreement dated August 8, 1997 among SIS Holdings, Inc., Robert L. Crutchfield, T. Allen Henry and John T. Atkinson. The indemnity provided in this
          Section 8.5(b)(ii) shall not be subject to the limitations set forth in Section 8.5(d) hereof.

          (c) SLT shall indemnify and hold harmless each Shareholder and his personal representatives and estate (the "Shareholder Indemnified Persons") from and against any and all Losses and Expenses incurred by any Shareholder Indemnified Person, in each case net of any insurance proceeds received and retained by such Shareholder Indemnified Person, in connection with or arising from any breach of any representation, warranty, agreement or covenant or other inaccuracy of any representation or warranty of SLT or Sub contained or referred to in this Agreement, in the schedules or exhibits hereto or in any certificate, document or other information delivered pursuant hereto by or on behalf of SLT or Sub to the Shareholders.

          (d) Notwithstanding anything to the contrary contained in this Agreement other than the last sentence of Section 8.5(b)(ii) hereof: (i) no indemnifying party shall have any liability for any breach or other inaccuracy of any representation or warranty contained or referred to in this Agreement, in the schedules or exhibits hereto or in any certificate, document or other information delivered pursuant hereto to any SLT Indemnified Person or any Shareholder Indemnified Person unless and until the aggregate Loss and Expense incurred by all of the SLT Indemnified Persons, on the one hand, or the Shareholder Indemnified Persons, on the other hand, for such breaches or inaccuracies exceeds $200,000 (the "Liability Threshold") in which event the indemnifying party shall be responsible, subject to the terms and conditions of this Agreement, for all Loss and Expense exceeding the Liability Threshold (the "Liability Amount"), which Liability Amount may be satisfied either in cash or, in the event the indemnifying party is a Shareholder, by returning to SLT SLT Shares issued to such Shareholder pursuant to Section 1.6(a) hereof having a value equal to the Liability Amount, with such value being calculated based on the closing price of SLT Common Stock on the Nasdaq Stock Market on the date on which the Liability Amount is finally determined by agreement or pursuant to a final and nonappealable order, and (ii) the maximum aggregate liability of any Shareholder pursuant to this Agreement, including without limitation Section 8.5(b) hereof, may be satisfied by the return to SLT by such Shareholder of the SLT Shares issued to such Shareholder pursuant to Section 1.6(b) hereof.

          (e) Notification. If any Shareholder or SLT believes that any SLT Indemnified Person or any Shareholder Indemnified Person (an "Indemnified Person") has suffered or incurred any Loss or incurred any Expense, it shall so notify the indemnifying party promptly in writing describing such Loss or Expense, all with reasonable particularity and containing a reference to the provision of this Agreement or any document, certificate or other information delivered pursuant thereto in respect of which such Loss or Expense shall have occurred. The indemnifying party shall thereafter have the opportunity to take prompt action to mitigate any such Loss or Expense. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this Section 8.5, such Indemnified Person shall promptly notify the applicable indemnifying party or parties of such action of suit. The failure of an Indemnified Person to notify promptly the applicable indemnifying party or parties of a claim as contemplated by the preceding sentence will not relieve the applicable indemnifying party or parties of their respective obligations under this Section 8.5 except to the extent that the indemnifying parties are prejudiced in their defense of such claim as a result of such failure to give prompt notice.

          (f) Conduct and Control of Claims. Subject to paragraph (g) of this
     Section 8.5, the Indemnified Persons shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit and may compromise or settle the same, provided that any of the Indemnified Persons shall give the indemnifying parties advance notice of any proposed compromise or settlement. The Indemnified Persons shall permit the indemnifying parties to participate in the defense of any such action or suit through counsel chosen by the indemnifying parties provided that the fees and expenses of such counsel shall be borne by the indemnifying parties. Any compromise or settlement by the Indemnified Persons with respect to a claim for money damages effected after the indemnifying parties, by notice to the Indemnified Persons, shall have disapproved such compromise or settlement, shall discharge the indemnifying parties from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Section 8.5.

          (g) Claims Seeking Money Damages Only. If the remedy sought in any action or suit referred to in paragraph (f) of this Section 8.5 is solely money damages, the indemnifying parties shall have 15 business days after receipt of the notice referred to in the last sentence of paragraph (e) of this Section 8.5 to notify the Indemnified Persons that the indemnifying parties elect to conduct and control such action or suit. If the indemnifying parties do not give the foregoing notice, the Indemnified Persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion and the indemnifying parties shall, upon request from any of the Indemnified Persons, promptly pay to such Indemnified Persons in accordance with the other terms of this Agreement the amount of any Loss resulting from the liability of the Indemnified Persons to the third party claimant and all related Expense. If the indemnifying parties give the foregoing notice, the indemnifying parties shall have the right to undertake, conduct and control, through counsel of their own choosing and at the sole expense of the indemnifying parties the conduct and settlement of such action or suit, and the Indemnified Persons shall cooperate with the indemnifying parties in connection therewith; provided that (x) the indemnifying parties shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any Indemnified Person, (y) the indemnifying parties shall permit the Indemnified Persons to participate in such conduct or settlement through counsel chosen by the Indemnified Persons, but the fees and expenses of such counsel shall be borne by the Indemnified Persons, except as provided in clause (z) hereof and (z) the indemnifying parties agree promptly to reimburse to the extent required under this Section 8.5 the Indemnified Persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the Indemnified Persons, except fees and expenses of counsel for the Indemnified Persons incurred after the assumption of the conduct and control of such action or suit by the indemnifying parties. So long as the indemnifying parties are contesting any such action or suit in good faith, the Indemnified Persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Indemnified Persons shall have the right to pay or settle any such action or suit, provided that in such event the Indemnified Persons shall waive any right to indemnity therefor by the indemnifying parties and no amount in respect thereof shall be claimed as Loss or Expense under this Section 8.5.

     8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     8.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     8.8 Waivers. SLT or Sub, on the one hand, and SIS, on the other hand, may by written notice to the other parties, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement; or (d) waive performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.9 Incorporation of Schedules. All Exhibits and Schedules attached to this Agreement are by this reference incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

     8.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable without the prior written consent of the other parties.

     8.11 Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

SURGICAL LASER                          SURGICAL INNOVATIONS
TECHNOLOGIES, INC.                      & SERVICES, INC.


By: /s/ Michael R. Stewart                 By: /s/ Robert L. Crutchfield
    --------------------------------           ---------------------------------

Title: President & CEO                      Title: President
       -----------------------------               -----------------------------


SLT SUBSIDIARY, INC.


By: /s/ Michael R. Stewart                 /s/ Robert L. Crutchfield
    --------------------------------       -------------------------------------
                                           Robert L. Crutchfield
Title: President
       -----------------------------
                                           /s/ James Lee Stafford
                                           -------------------------------------
                                           James Lee Stafford

                                           /s/ John E. Griffin
                                           -------------------------------------
                                           John E. Griffin, M.D.